UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of report (Date of earliest event reported): December 16, 2014

Talmer Bancorp, Inc.

(Exact name of registrant as specified in its charter)

Michigan (State or other jurisdiction of incorporation)	001-36308 (Commission File Number)	61-1511150 (IRS Employer Identification No.)

2301 West Big Beaver Rd., Suite 525 Troy, Michigan (Address of principal executive offices)	48084 (Zip Code)

(248) 498-2802

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 16, 2014, the board of directors of Talmer Bancorp, Inc. (the “Company”) elected Mr. Denny Kim as a member of the Company’s board of directors and its Nominating and Corporate Governance Committee and Compensation Committee, effective immediately.  Mr. Kim was also elected to the board directors of our subsidiary bank, Talmer Bank and Trust (the “Bank”).  Mr. Kim was appointed to fill the vacancy resulting from Wilbur L. Ross, Jr.’s resignation from the Company’s and Bank’s boards of directors on November 21, 2014 and will serve as the director representative for WLR Recovery Fund IV, L.P. and WLR IV Parallel ESC, L.P. (the “WL Ross Funds”) under the Stock Subscription Agreement entered into between the Company and the WL Ross Funds dated March 29, 2010, as amended (the “Subscription Agreement”), which provides the WL Ross Funds the right to designate one representative to the Company’s and Bank’s boards of directors.  Mr. Kim is a Vice President at WL Ross & Co. LLC and has worked closely with our team since the WL Ross Funds’ initial investment in the Company.

There has been no transaction, or proposed transaction, to which we were or are to be a party in which Mr. Kim had or has a direct or indirect material interest required to be disclosed under Item 404(a) of SEC Regulation S-K.  Mr. Kim will receive an annual cash retainer of $35,000 as compensation for his service as a member of our board of directors, consistent with our compensation package for our non-employee directors.  He will also be eligible to receive up to $25,000 of additional compensation annually.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TALMER BANCORP, INC.

Dated: December 17, 2014	By:	/s/ David T. Provost
David T. Provost
Chief Executive Officer